EWING MONROE BEMISS & CO. letterhead
                               INVESTMENT BANKERS


                                 March 23, 2001

Board of Directors
Interwest Home Medical, Inc.
235 East 6100 South
Salt Lake City, UT 84107


Gentlemen:

You have asked that Ewing Monroe Bemiss & Co. ("EMB&Co.") render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Interwest Home Medical, Inc. (the "Company"), of the consideration (the "Consideration") to be paid by Praxair, Inc. ("Praxair") in connection with the merger of the Company into Praxair (the "Merger") pursuant to the Agreement and Plan of Merger between the Company and Praxair dated as of March 5, 2001.

As part of our investment banking business, EMB&Co. regularly engages in the valuation of private and publicly-traded companies and of the assets, liabilities, and debt and equity securities thereof, in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In arriving at our Opinion, we have taken into account such financial and other factors as we considered relevant and performed such investigations and analyses as we have deemed necessary and appropriate under the circumstances. Among other things we have:

(i)   reviewed the Agreement and Plan of Merger and related ancillary documents;

(ii) reviewed the audited financial statements of the Company for the fiscal years ended September 30, 1996 through 2000 and of Praxair for the fiscal years ended December 31, 1997 through 1999; the interim financial statements of the Company for the three-month period ended December 31, 2000 and of Praxair for the nine-month period ended September 30, 2000;

(iii) reviewed such  internally  prepared  financial  and operating  information
      (including financial projections) developed by the management of the Company as we deemed relevant;

(iv) discussed the business and operations, assets, financial condition and future prospects of the Company with the senior management of the Company;


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(v)   compared  the Company from a financial  point of view with  certain  other publicly traded companies which we consider to be generally comparable to the Company, and reviewed the historical performance of, and current market conditions for, the common stock of the Company in relation to those of other publicly held home medical equipment / home respiratory therapy companies which we considered to be comparable;

(vi) considered the terms of the Merger in light of the terms of certain recent business merger and acquisition transactions involving companies which we deemed comparable to the Company;

(vii) considered the future prospects of the Company, prepared discounted cash flow analyses and compared the Consideration to the discounted present value of the cash flows that the Company could reasonably expect to generate in the future;

(viii)participated in discussions and negotiations among representatives of the Company and Praxair and their legal advisors; and

(ix) performed such other investigations and analyses, and considered such other factors, as we deemed appropriate and relevant.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the information that has been provided to us by the managers and auditors of the Company or that we have obtained from public sources. We have not attempted independently to verify any such information, nor have we conducted an appraisal of the assets or liabilities of the Company, nor have we been given any such appraisals. With respect to certain financial projections and forecasts, we have assumed that they have been reasonably prepared on a basis that reflects the best currently available estimates and judgments of the senior managers of the Company.

This Opinion is based on economic, market and other conditions as they exist, and can be evaluated, as of the date of this letter. Because subsequent developments may affect this Opinion, we understand that you may ask that we update, revise, or reaffirm this Opinion at a later date. We do not hereby express, nor will we subsequently express any opinion as to the price at which the common stock of the Company may trade at any time in the future.

This Opinion is for the benefit of the Directors of the Company in connection with their evaluation of the Merger. This Opinion may be included in its entirety in any filing made by the Company or Praxair with the Securities and Exchange Commission in respect of the Merger. We hereby express no recommendation as to how the stockholders of the Company should vote at the Shareholder's meeting in connection with the Merger.



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Based upon and subject to the foregoing,  it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of the company.

                              Sincerely,

                              EWING MONROE BEMISS & CO.


                              /s/ Samuel M.  Bemiss, II
                              -----------------------------------------------
                              By:  Samuel M. Bemiss, III
                              Managing Director




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